INVESTORS: John Dong, CFO
                                          925.941.6260
                                          MEDIA:   Kelly Sullivan
                                          212.515.1908


                         BRITESMILE REPORTS 2003 RESULTS

   Net Revenue  Increases 11%, Debt is Reduced by $15.3 million,  Q1 2004
        Revenues Forecasted to Exceed Year on Year Growth of 25%

WALNUT CREEK, CA - March 15, 2004 - BriteSmile, Inc. (Nasdaq: BSML), the leading international provider of state-of-the-art teeth-whitening systems, today released results for the year ended December 27, 2003.

Total revenue for 2003 was $43.8 million as compared with $39.3 million for 2002
- representing an 11% increase. In 2003, 163,857 procedures were performed compared with 156,149 in 2002 - representing a 5% increase.

The growth in revenue can be in part attributed to the fourth quarter launch of the Company's innovative BriteSmile To Go(TM) take-home whitening pen. The efficacy, ease and superior performance of BriteSmile To Go over other products in this market segment is generating strong demand. BriteSmile To Go is offered through BriteSmile Associated Center dentists, in BriteSmile spas, on the Company's website, and through the Company's previously announced partnership with Sullivan-Schein Dental, which currently serves more than 75 percent of the dental practices in the United States.

The growth in procedures was driven by both increased demand in the US market and by growth of the Company's International Associated Center dentist network. By year end, the Company had over 4,900 Associated Center dental offices worldwide, compared to over 4,600 the previous year end. There were 1,827 Associated Centers operating in over 70 countries outside of the U.S., compared with 1,315 at the end of 2002. In the fourth quarter 2003, the Company launched its proprietary BriteSmile Magic Mirror(TM), which, by showing potential customers their "before" and "after" picture, is driving productivity of the existing footprint.

For 2003, the Company reported a net loss of $15.2 million compared with $18.8 million net loss for 2002, representing a 19% improvement. For 2003, the loss per share was $2.25 compared with $3.14 for 2002 (both per share numbers reflect the 5:2 stock split which was effective January 30, 2004).

Revenues in the fourth quarter 2003 were 38% higher than revenues in the same period 2002. This improvement was driven by broad-based procedure growth in the Associated Center network and the spas, and sales of BriteSmile To Go.

For the first quarter 2004, revenues are forecast to exceed growth of 25% over first quarter 2003, and the Company is on target to meet its expectation of being cash flow positive in the first half of the year.

During 2003, the Company was able to achieve an expansion of its revenue base, grow procedure volume, reduce expenses, and implement operational efficiencies. In 2003, total Selling, General and Administrative expenses decreased $2.9 million to $31.6 million from $34.5 million in 2002. This decrease is largely the result of a significant reduction in advertising expense that was achieved while increasing revenues.

During 2003, the Company converted $15.3 million of debt into equity, reducing total interest bearing liabilities from $23.6 million to $8.3 million.

"2003 was a pivotal year for BriteSmile. We were able to significantly grow the top line and successfully launch our BriteSmile To Go product, while increasing efficiency and improving our capital structure," said John L. Reed, CEO, BriteSmile, Inc. "BriteSmile is well positioned to maintain its leadership of the teeth whitening category and continue to grow its domestic and international footprint both with respect to professional teeth whitening and at home products."

In the first quarter of 2004, BriteSmile opened its newest spa in the fashionable SoHo district of New York. This second location, in addition to the Company's Center on 57th Street, serves the Company's growing customer base in the Manhattan area.


BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA;; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 4,900 Associated Centers. Of the BriteSmile Associated Centers, more than 1800 are located outside of the United States, in more than 70 countries. For more information about BriteSmile's procedure, call 800-BRITESMILE or visit the Company's Website at http://www.britesmile.com .

                                      # # #

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties such as the Company's ability to continue to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

                                BRITESMILE, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                        (In Thousands, except share data)


                                                          Q4 2003            Q4 2002               2003              2002
                                                     -------------     --------------     --------------     -------------

REVENUES:
    Center whitening fees, net                       $     3,961       $      2,911       $     15,946       $    12,738
    Associated center whitening fees, net                  5,093              5,177             21,030            22,460
    Product sales                                          3,360                943              6,830             4,125
                                                     -------------     --------------     --------------     -------------
       Total revenues, net                                12,414              9,031             43,806            39,323
                                                     -------------     --------------     --------------     -------------

OPERATING COSTS AND EXPENSES:
    Operating and occupancy costs                          5,240              3,454             18,089            14,671
    Selling, general and administrative expenses           9,628              9,643             31,589            34,480
    Research and development expenses                        627                206              1,399               923
    Depreciation and amortization                          1,706              1,528              6,589             6,099
    Restructuring expense                                    140                304                140               304
    Impairment charges                                        90                 --                 90                --
                                                     -------------     --------------     --------------     -------------

       Total operating costs and expenses                 17,431             15,135             57,896            56,477

          Loss from operations                            (5,017)            (6,104)           (14,090)          (17,154)
                                                     -------------     --------------     --------------     -------------
Interest expense (net)                                      (475)              (919)            (1,145)           (1,537)


Loss before income tax provision                          (5,492)            (7,023)           (15,235)          (18,691)

Income tax provision                                           --                26                  4                80
                                                     -------------     --------------     --------------     -------------


         Net loss                                    $    (5,492)      $     (7,049)      $    (15,239)      $   (18,771)

DEEMED DIVIDEND RELATED TO WARRANTS                            --               307                  --              307
                                                     -------------     --------------     --------------     -------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS         $    (5,492)      $     (7,356)      $    (15,239)      $   (19,078)
                                                     =============     ==============     ==============     =============

Basic and diluted net loss per share                 $    (0.81)       $      (1.21)      $      (2.25)      $     (3.14)
                                                     =============     ==============     ==============     =============
Weighted average shares - basic and diluted             6,787,917          6,068,530          6,787,917         6,068,530
                                                     =============     ==============     ==============     =============